Exhibit 10.33

SEPARATION AGREEMENT AND RELEASE

In consideration of and in accordance with the Employment Agreement by and between Mary Elizabeth Higgins, (“Executive”) and VICI Properties Inc. (together with its successors and assigns, the “Company”) entered into as of October 6, 2017 (“Employment Agreement”), Executive hereby agrees as follows. All terms not defined in this Separation Agreement and Release (“Separation Agreement”) shall have the same meanings as those set forth in the Employment Agreement.

1. Resignation; Consulting Engagement. Executive resigns her employment with the Company as of December 31, 2017 (the “Date of Termination”). Executive hereby resigns as of the Date of Termination from any positions she holds with the Company and any of its Subsidiaries and Affiliates. Following the Date of Termination, Executive shall serve as a consultant to the Company and its Subsidiaries and Affiliates in accordance with a Consulting Agreement in the form attached hereto as Exhibit A.

2. Consideration. Executive acknowledges and agrees that the payments and benefits paid or granted to Executive under this Separation Agreement represent good, valuable, and sufficient consideration for signing this Separation Agreement and exceed any amounts or interests to which Executive otherwise would be entitled. Executive acknowledges and agrees that except as specifically provided in this Separation Agreement, the Company shall have no other obligations or liabilities, monetary or otherwise, to Executive following the date hereof and that the payments and benefits contemplated herein constitute a complete settlement, satisfaction, and waiver of any and all claims Executive may have against the Company. In full consideration for Executive’s promises, covenants and agreements set forth herein, provided that Executive timely executes and delivers to the Company and does not revoke this Separation Agreement, executes and delivers to the Company on or after December 31, 2017 and on or before January 13, 2018 the General Release attached as Exhibit B and does not revoke such General Release, and is in compliance with her obligations under this Separation Agreement and the Consulting Agreement:

(a) Executive shall be entitled to payment of the Accrued Obligations in accordance with the Employment Agreement;

(b) The Company will continue to pay Executive’s Base Salary for a period commencing on the Date of Termination and ending on the first anniversary of the Date of Termination, to be paid to Executive in accordance with the Company’s customary payroll practices, commencing on the March 1, 2018 (the “First Payment Date”);

(c) Executive will be eligible to receive a 2017 Bonus in accordance with Section 4(c) of the Employment Agreement; and

(d) The Company shall pay to Executive in cash the amount (the “Additional Payment”), if any, by which One Million Two Hundred Thousand Dollars ($1,200,000) exceeds the sum of (I) the aggregate Cash Bonus payments paid to Executive (including pursuant to Section 1(c) above) by the Company and (II) the amounts payable pursuant to Section 1(b) above. The Additional Payment, if any, shall be payable in accordance with the Company’s customary payroll practices on the First Payment Date.

3. Release of Claims.

(a) Executive, for Executive, Executive’s spouse, and each of Executive’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Executive Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each and all of its predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Executive has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Executive’s employment with the Company, Executive’s separation from the Company, and Executive’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the Separation Agreement Effective Date (as defined below) (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the applicable state Wage and Hour Laws, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Las Vegas, Nevada.

(b) Executive acknowledges that there is a risk that after the execution of this Separation Agreement, Executive will incur or suffer damage, loss, or injury that is in some way caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates or Executive’s separation from the Company or its Subsidiaries or Affiliates, and any relationship with or membership or investment in the Company Releasees, but that is unknown or unanticipated at the time of execution of this Separation Agreement. Executive specifically assumes that risk, and agrees that this Separation Agreement and the Released Claims apply to all unknown or unanticipated, accrued or contingent claims and all matters caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates and/or Executive’s separation from the Company or its Subsidiaries or Affiliates, as well as those claims currently known or anticipated. Executive acknowledges and agrees that this Separation Agreement constitutes a knowing and voluntary waiver of any and all rights and claims Executive does or may have as of the Separation Agreement Effective Date. Executive acknowledges that Executive has waived rights or claims pursuant to this Separation Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Executive otherwise would be entitled.

(c) To the extent permitted by law, Executive agrees never to file a lawsuit or other adversarial proceeding with any court or arbitrator against the Company or any other Company Releasee asserting any Released Claims. Executive represents and agrees that, prior to signing this Separation Agreement, Executive has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against the Company or any of the other Company Releasees, asserting any claims whatsoever. Executive understands and acknowledges that, in the event Executive files an administrative charge or commences any proceeding with respect to any Released Claim, or in the event another person or entity does so in whole or in part on Executive’s behalf, Executive waives and is estopped from receiving any monetary award or other legal or equitable relief in connection with any such proceeding.

(d) Notwithstanding the foregoing, nothing in this Separation Agreement is intended to limit in any way Executive’s right or ability to file a charge or claim of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. Executive retains the right to participate in any such action, provided that Executive hereby waives any right Executive otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by Executive or by anyone else on her behalf. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to a communication from any such agency, and is not limited by any obligation contained in this Separation Agreement.

(e) Executive represents and warrants that Executive has not assigned, transferred, or permitted the subrogation of any of Executive’s rights, claims, and/or causes of action, including any claims referenced in this Separation Agreement, or authorized any other person or entity to assert any such claim or claims on Executive’s behalf, and Executive agrees to indemnify and hold harmless the Company against any assignment, transfer, or subrogation of said rights, claims, and/or causes of action.

4. Survival. The following Sections of the Employment Agreement shall remain in full force and effect following the Termination Date: Section 5 (“Claw-Back”), Section 9 (“Compensation Upon Termination”), Section 10 (“Restrictive Covenants and Confidentiality”), Section 11 (“Assignability; Binding Nature”), Section 13 (“Litigation And Regulatory Cooperation”), Section 14 (“Resolution of Disputes”), Section 15 (“Notices”), and Section 16 (“Miscellaneous”). Any disputes arising in connection with this Separation Agreement or otherwise arising between any of Executive Releasors, on the one hand, and any of the Company Releasees, on the other hand, shall be resolved in accordance with Sections 10 and 14 of the Employment Agreement.

5. Tax Liability. Executive expressly acknowledges that neither the Company nor its attorneys have made any representations to Executive regarding the tax consequences of the consideration provided to Executive pursuant to this Separation Agreement and Section 9 of the Employment Agreement. It is the intention of the parties to this Separation Agreement that no payments made under this Separation Agreement and/or Section 9 of the Employment Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not guarantee that any such payment complies with or is exempt from Code Section 409A. Each payment made under this Separation Agreement or Section 9 of the Employment Agreement will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Separation Agreement is to be treated as a right to a series of separate payments.

6. Knowing/Voluntary Waiver.

(a) Executive is entitled to consider the terms of this Separation Agreement for twenty-one (21) days before signing it. If Executive fails to execute this Separation Agreement within this twenty-one (21) day period, this Separation Agreement will be null and void and of no force or effect. To execute this Separation Agreement, Executive must sign and date the Separation Agreement below, and return a signed copy hereof to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Robert N. Holtzman, Esq., Email: RHoltzman@KramerLevin.com, via nationally recognized overnight carrier or email.

(b) Executive may revoke this Separation Agreement within seven (7) days of Executive’s signing it by delivering a written notice of such revocation to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Robert N. Holtzman, Esq., Email: RHoltzman@KramerLevin.com, via nationally recognized overnight carrier or email. If Executive revokes this Separation Agreement within seven (7) days of signing it, this Separation Agreement and the promises contained herein or in Section 9 of the

Employment Agreement automatically will be null and void. If Executive signs this Separation Agreement and does not revoke this Separation Agreement within seven (7) days of signing it, this Separation Agreement shall become binding, effective, and irrevocable on the eighth (8th) day after the Separation Agreement is executed by both parties (the “Separation Agreement Effective Date”).

(c) Executive acknowledges that Executive (a) has carefully read this Separation Agreement and the Employment Agreement; (b) is competent to manage Executive’s own affairs; (c) fully understands the Separation Agreement’s and Employment Agreement’s contents and legal effect, and understands that Executive is giving up any legal claims Executive has against any of the Company Releasees, including but not limited to any and all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, foreign, and local laws regarding age discrimination, whether those claims are presently known or hereafter discovered; (d) hereby is advised to consult with an attorney of Executive’s choosing prior to signing this Separation Agreement; (e) has chosen to enter into this Separation Agreement freely, without coercion, and based upon Executive’s own judgment; and (f) Executive has not relied upon any promises made by any of the Company Releasees, other than the promises explicitly contained in this Separation Agreement.

7. Miscellaneous.

(a) This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The section headings in this Separation Agreement are provided for convenience only and shall not affect the construction or interpretation of this Separation Agreement or the provisions hereof.

(b) This Separation Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

(c) This Separation Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Separation Agreement or any particular provision hereof or who supplied the form of this Separation Agreement. In construing the Separation Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Separation Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(d) The Parties agree that each of the Company Releasees is an intended third party beneficiary of this Separation Agreement and shall have the authority to enforce the provisions applicable to it, her, or Executive in accordance with the terms of hereof.

8. Entire Agreement. Except as otherwise specifically provided herein, this Separation Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Executive’s separation from the Company and all positions therewith; provided, however, that nothing in this Agreement shall supersede the Sections in the Employment Agreement identified in Section 4 (“Survival”) of this Separation Agreement. Any modification of this Separation Agreement will be effective only if it is in writing and signed by Executive and the Chief Executive Officer or General Counsel of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this General Release.

EXECUTIVE
/s/ Mary Elizabeth Higgins		11/9/17
Mary Elizabeth Higgins		Date

VICI Properties Inc.

By:	/s/ Edward Pitoniak	11/9/17
	Edward Pitoniak Chief Executive Officer	Date

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of January 1, 2018 (the “Effective Date”), by and between VICI Properties Inc. (together with its successors and assigns, the “Company”) and Mary Elizabeth Higgins (“Consultant”). Consultant and the Company shall each be referred to as a “Party” and collectively, as the “Parties.” All terms not defined in this Agreement shall have the same meanings as those set forth in the Employment Agreement by and between Consultant and the Company entered into as of October 6, 2017 (the “Employment Agreement”).

1. Term of Engagement. The Company hereby agrees to engage Consultant under this Agreement, and Consultant hereby accepts such engagement, as of the Effective Date. The period from the Effective Date through March 31, 2018 shall be referred to herein as the Term.

2. Services to be Provided.

(a) During the Term, Consultant will provide consulting services related to transitioning her prior work to her successor and otherwise relating to the finances and financial arrangements of the Company. During the Term, such services will be provided on a substantially full-time basis.

(b) Consultant’s services hereunder shall be performed by Consultant in the Company’s offices located in Las Vegas, Nevada; provided, that Consultant may be required to travel in connection with services performed during the Term.

3. Consulting Fee. During the Term, the Company shall pay Consultant a consulting fee (the “Consulting Fee”) in the amount of $41,650 per month, payable monthly in arrears. Consultant also shall be entitled to reimbursement of disbursements actually incurred in connection with the performance of her services hereunder, subject to and in accordance with the policies of the Company generally applicable to executives of the Company.

4. Consultant’s Independent Contractor Status.

(a) In performing the consulting services hereunder, Consultant shall be an independent contractor. Nothing herein contained shall be construed to constitute the parties hereto as partners or joint venturers, or either as an agent of the other. Consultant shall not be considered as having an employee status during Consultant’s consulting engagement and shall not be entitled to participate in any employee plans, arrangements or distributions by the Company or any of its Subsidiaries and Affiliates during such period or to receive any other benefits provided to employees of the Company or its Subsidiaries and Affiliates. Consultant shall not provide any services under the name of the Company or any of its Subsidiaries and Affiliates or act as an agent of the Company or any of its Subsidiaries and Affiliates. Under no circumstances shall Consultant (i) enter into any agreements on behalf of the Company or its Subsidiaries and Affiliates, (ii) incur any obligations on behalf of the Company or its Subsidiaries and Affiliates, (iii) act for or to bind the Company or any of its Subsidiaries and Affiliates in any way, (iv) sign the name of the Company or any of its Subsidiaries and Affiliates, (v) represent that the Company or any of its Subsidiaries and Affiliates is in any way responsible for the acts or omissions of Consultant or (vi) refer to the Company or any of its Subsidiaries and Affiliates as a customer in any manner or format.

(b) Except as otherwise required by law, the Company shall not withhold any sums from the Consulting Fee for Social Security or other federal, state or local tax liabilities or contributions, and all such withholdings, liabilities, and contributions shall be solely Consultant’s responsibility.

(c) All of Consultant’s activities during the consulting engagement will be at Consultant’s own risk, and Consultant shall have sole responsibility for arrangements to guard against physical, financial, and other risks, as appropriate.

(d) Notwithstanding the parties’ intention and agreement that Consultant be an independent contractor and Consultant shall not be considered to be employees of the Company during Consultant’s consulting engagement, the parties recognize that the applicable law and proper application thereof is not always clear. Consultant understands and agrees that if Consultant should be classified as an employee of the Company under any such law, Consultant shall nonetheless remain ineligible to participate in any bonus, pension, profit-sharing (including 401(k)), health, life, or other employee benefit plans of the Company or any of its affiliates, and Consultant expressly waives any right to any such benefits. The Consulting Fee to be paid to Consultant under this Agreement takes into account the fact that Consultant is ineligible in all events to participate in such plans, and constitutes part of the consideration for this waiver.

5. Termination of the Term. The Term may be terminated by Consultant or the Company prior to the end of the Term upon thirty days’ prior written notice, and shall automatically terminate upon Consultant’s death. Upon termination of the Term, Consultant shall be entitled to receive the Consulting Fees through the date of termination (prorated for any partial month) and reimbursement in accordance with Section 3 for expenses incurred through such date of termination. Termination of the Term shall not terminate Consultant’s obligation to continue to be available to provide consulting services as are reasonably requested by the Company through the earlier of the end of the Start-Up Period and the end of the Severance Period.

6. Confidentiality.

(a) Acknowledgments. Consultant acknowledges that: (i) as a result of Consultant’s engagement by the Company, Consultant will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Subsidiaries and Affiliates at substantial expense and the Confidential Information constitutes valuable proprietary assets of the Company; (iii) the Company and its Subsidiaries and Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if Consultant should violate the provisions of paragraph (e) of this Section 10; (iv) the Company and its Subsidiaries and Affiliates will suffer substantial damage which will be difficult to compute if, during the engagement or thereafter, Consultant should divulge Confidential Information relating to the business of the Company or its Subsidiaries or Affiliates; (v) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Subsidiaries and Affiliates; (vi) the Company would not have engaged Consultant unless Consultant agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Consultant from other gainful work following the end of her engagement hereunder. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any Subsidiary or Affiliate, including, without limitation, any: (A) food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, organizational charts, salary and benefit programs, or training programs, (B) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source or object codes, data, programs, software source documents, data, film, audio and digital recordings, works of authorship, know-how, improvements, discoveries, developments, designs or techniques, intellectual property or other work product of the Company or any Affiliate, whether or not patentable or registrable under trademark, copyright, patent, or similar laws; (C) information regarding plans for research, development, new service offerings and/or products, marketing, advertising, and selling, distribution, business plans, business forecasts, budgets, and unpublished financial statements, licenses, prices, costs, suppliers, customers, or distribution arrangements; (D) non-public information regarding and collected from employees, suppliers, customers, clients, suppliers, vendors, agents, and/or independent contractors of the Company or any Subsidiary or Affiliate; (E) concepts and ideas relating to the development and distribution of content in any medium or to the current, future, or proposed business opportunities, products or services of the Company or any Subsidiary or Affiliate; or (F) any other information, data, or the like that is designated as confidential or treated as confidential by the Company or any of its Subsidiaries or Affiliates.

(b) Confidentiality. In consideration of the Consulting Fee, Consultant agrees not to, at any time, either during the engagement hereunder or thereafter, divulge, post, use, publish, or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Consultant’s duties hereunder, (ii) with the express written consent of the Company’s Chief Executive Officer or General Counsel, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Consultant’s breach of any of obligations hereunder or under any other agreement between Consultant and the Company, (iv) as permitted under Section 6(c) or (d) below, or (v) where required to be disclosed by court order, subpoena or other government process and in such event, provided that Consultant notifies the Company in writing in accordance with Section 10 below within three (3) days of receiving such order, subpoena, or process, cooperates with the Company in seeking an appropriate protective order and in attempting to keep such information confidential to the maximum extent possible. Consultant agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information in Consultant’s possession, custody or control upon termination of her engagement hereunder or earlier request by the Company.

(c) Permitted Uses of Trade Secrets. Misappropriation of a trade secret of the Company in breach of this Agreement may subject Consultant to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief, and require Consultant to pay compensatory damages, double damages, and attorneys’ fees. Notwithstanding any other provision of this Agreement, Consultant hereby is notified in accordance with the DTSA that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant is further notified that if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(d) Other Permitted Disclosures. Notwithstanding any provision to the contrary contained herein, nothing in this Agreement prohibits or restricts Consultant from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities Exchange Commission and the Equal Employment Opportunity Commission, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

(e) Enforcement. If Consultant commits a breach of any of the provisions of this Section 6, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction. Consultant acknowledges and agrees that any such breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company or its Subsidiaries or Affiliates. The rights and remedies described in this paragraph (e) shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Subsidiaries and Affiliates, at law or in equity. Accordingly, Consultant consents to the issuance of a temporary and/or preliminary injunction, in aid of arbitration, consistent with the terms of this Agreement.

7. Assignability; Binding Nature. The rights and benefits of Consultant hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Consultant or otherwise. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, beneficiaries, executors, and administrators of Consultant, and shall be assignable by the Company only to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

8. Litigation and Regulatory Cooperation. Consultant agrees that upon separation for any reason from the Company, Consultant will cooperate and assist in all ways reasonably requested by the Company in assuring an orderly transition of all matters being handled by her, subject however to Consultant’s subsequent professional and employment obligations. During the engagement and thereafter, Consultant shall reasonably cooperate with the Company and its Subsidiaries and Affiliates in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of any of the Company, its Subsidiaries, Affiliates, divisions, successors, and assigns, about which the Company believes Consultant may have relevant information. Consultant’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company, its Subsidiaries, Affiliates, successors and assigns at mutually convenient times. Consultant also shall, subject however to Consultant’s subsequent professional and employment obligations, cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Consultant was providing services to the Company. Consultant’s cooperation and assistance pursuant to this Section 8 shall be without additional consideration; provided, that, the Company will pay in advance for Consultant’s reasonable travel expenses incurred with respect to such cooperation and assistance.

9. Resolution of Disputes. Any dispute arising in connection with the validity, interpretation, enforcement, or breach of this Agreement or arising out of Consultant’s engagement with the Company; under any statute, regulation, ordinance or the common law; or otherwise arising between Consultant, on the one hand, and the Company or any of its Subsidiaries or Affiliates, on the other hand, the Parties shall (except to the extent otherwise provided in Section 6(e) with respect to certain requests for injunctive relief) be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Las Vegas, Nevada, and the arbitrator will apply Nevada law, including federal law as applied in Nevada courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The Company will pay the fees and costs of the Arbitrator and/or the AAA, except that if such arbitration is commenced by the Consultant, then Consultant will be responsible for paying the applicable filing fee not to exceed the fee that Consultant would otherwise pay to file a lawsuit asserting the same claim in court. The arbitrator shall not have the authority to modify the terms of this Agreement except to the extent that the Agreement violates any governing statue, in which case the arbitrator may modify the Agreement solely as necessary to not conflict with such statute. The Arbitrator shall have the authority to award any remedy or relief that could a court of the State of Nevada or federal court located in the State of Nevada could grant in conformity with the applicable law on the basis of claims actually made in the arbitration. The Arbitrator shall render an award and written opinion which shall set forth the factual and legal basis for the award. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court located in Las Vegas, Nevada. The arbitration shall be conducted on a strictly confidential basis, and Consultant shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Consultant’s legal counsel, who Consultant shall ensure adheres to all confidentiality terms in this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in Nevada and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each

Party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, provided, however, that if either party prevails substantially in such arbitration such party shall be entitled to an award by the arbitrator of her or its costs including reasonable attorneys’ fees. To the extent any dispute is found not to be subject to this arbitration provision, both Consultant and Company hereby waive their respective rights to trial by jury.

CONSULTANT ACKNOWLEDGES THAT CONSULTANT HAS CAREFULLY READ THIS SECTION 9, VOLUNTARILY AGREES TO ARBITRATE ALL DISPUTES, AND HAS HAD THE OPPORTUNITY TO REVIEW THE PROVISIONS OF SECTION 9 WITH ANY ADVISORS AS CONSULTANT CONSIDERED NECESSARY. BY SIGNING BELOW, CONSULTANT SIGNIFIES CONSULTANT’S UNDERSTANDING AND AGREEMENT TO SECTION 9.

10. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person (with proof of such delivery) or (b) two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by providing ten (10) days advance notice in accordance with this Section 10).

If to the Company:

VICI Properties Inc.

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

Attention: General Counsel

If to Consultant: To the address of Consultant’s principal residence as it appears in the Company’s records.

11. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, among them with respect thereto; provided, however, that this Agreement does not supersede any provision of the Separation Agreement and Release between the Company and Consultant or such provisions of the Employment Agreement as survive the execution of the Separation Agreement and Release.

(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically identifies the provision being amended and that is signed by both Parties. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

(c) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of Consultant’s engagement under this Agreement.

(e) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of Nevada applicable to contracts to be performed therein.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

(g) Construction. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Agreement or any particular provision hereof or who supplied the form of this Agreement. In construing the Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(h) Third Party Beneficiaries. The Parties agree that each of the Company’s Affiliates and Subsidiaries are intended third party beneficiaries of this Agreement and shall have the authority to enforce the provisions applicable to them in accordance with the terms of hereof.

(i) Expenses. Each party shall pay all costs and expenses it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CONSULTANT

Mary Elizabeth Higgins

VICI Properties Inc.

By:
	Edward Pitoniak Date	Date
Chief Executive Officer

EXHIBIT B

GENERAL RELEASE

(to be executed on or after December 31, 2017

and on or before January 13, 2018)

1. Mary Elizabeth Higgins (“Executive”), for herself, her spouse, and each of her heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Executive Releasors”), irrevocably and unconditionally releases and forever discharges VICI Properties Inc. (together with its successors and assigns, the “Company”) and each and all of its predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Executive has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Executive’s employment with the Company, Executive’s separation from the Company, and Executive’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through her execution of this General Release (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“U”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the applicable state Wage and Hour Laws, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Las Vegas, Nevada.

2. Executive acknowledges that there is a risk that after the execution of this General Release, Executive will incur or suffer damage, loss, or injury that is in some way caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates or Executive’s separation from the Company or its Subsidiaries or Affiliates, and any relationship with or membership or investment in the Company Releasees, but that is unknown or unanticipated at the time of execution of this General Release. Executive specifically assumes that risk, and agrees that this General Release and the Released Claims apply to all unknown or unanticipated, accrued or contingent claims and all matters caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates and/or Executive’s separation from the Company or its Subsidiaries or Affiliates, as well as those claims currently known or anticipated. Executive acknowledges and agrees that this General Release constitutes a knowing and voluntary waiver of any and all rights and claims Executive does or may have as of the date of her execution of this General Release. Executive acknowledges that Executive has waived rights or claims pursuant to this General Release in exchange for consideration, the value of which exceeds payment or remuneration to which Executive otherwise would be entitled.

3. To the extent permitted by law, Executive agrees never to file a lawsuit or other adversarial proceeding with any court or arbitrator against the Company or any other Company Releasee asserting any Released Claims. Executive represents and agrees that, prior to signing this General Release, Executive has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against the Company or any of the other Company Releasees, asserting any claims whatsoever. Executive understands and acknowledges that, in the event Executive files an administrative charge or commences any proceeding with respect to any Released Claim, or in the event another person or entity does so in whole or in part on Executive’s behalf, Executive waives and is estopped from receiving any monetary award or other legal or equitable relief in connection with any such proceeding.

4. Notwithstanding the foregoing, nothing in this General Release is intended to limit in any way Executive’s right or ability to file a charge or claim of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. Executive retains the right to participate in any such action, provided that Executive hereby waives any right Executive otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by Executive or by anyone else on her behalf. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to a communication from any such agency, and is not limited by any obligation contained in this General Release.

5. Executive represents and warrants that Executive has not assigned, transferred, or permitted the subrogation of any of Executive’s rights, claims, and/or causes of action, including any claims referenced in this General Release, or authorized any other person or entity to assert any such claim or claims on Executive’s behalf, and Executive agrees to indemnify and hold harmless the Company against any assignment, transfer, or subrogation of said rights, claims, and/or causes of action.

6. Executive has been provided at least twenty-one (21) days to consider the terms of this General Release before signing it. If Executive fails to execute this General Release by January 13, 2018, she will not be entitled to receive any amount or benefit pursuant to Section 2 of the Separation Agreement entered into by and between Executive and the Company (the “Separation Agreement”) or Section 9(e)(ii) of the Employment agreement entered into by and between Executive and the Company. To execute this General Release, Executive must sign and date the General Release below, and return a signed copy hereof to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Robert N. Holtzman, Esq., Email: RHoltzman@KramerLevin.com, via nationally recognized overnight carrier or email.

7. Executive may revoke this General Release within seven (7) days of Executive’s signing it by delivering a written notice of such revocation to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Robert N. Holtzman, Esq., Email: RHoltzman@KramerLevin.com, via nationally recognized overnight carrier or email. If Executive revokes this General Release within seven (7) days of signing it, this General Release will be null and void. If Executive signs this General Release and does not revoke this General Release within seven (7) days of signing it, this General Release shall become binding, effective, and irrevocable on the eighth (8th) day after the General Release is executed by Executive.

8. Executive acknowledges that Executive (a) has carefully read this General Release; (b) is competent to manage Executive’s own affairs; (c) fully understands the General Release’s contents and legal effect, and understands that Executive is giving up any legal claims Executive has against any of the Company Releasees, including but not limited to any and all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, foreign, and local laws regarding age discrimination, whether those claims are presently known or hereafter discovered; (d) hereby is advised to consult with an attorney of Executive’s choosing prior to signing this General Release; (e) has chosen to enter into this General Release freely, without coercion, and based upon Executive’s own judgment; and (f) Executive has not relied upon any promises made by any of the Company Releasees, other than the promises explicitly contained in the Separation Agreement.

EXECUTIVE

Mary Elizabeth Higgins	Date